Exhibit 99.2

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680

FOR IMMEDIATE RELEASE

PATRIOT COAL DECLARES 2-FOR-1 STOCK SPLIT AND EXPANDS BOARD

ST. LOUIS, July 24 – Patriot Coal Corporation (NYSE: PCX) today reported that its Board of Directors declared a 2-for-1 stock split, to be effected in the form of a 100 percent stock dividend, payable August 11, 2008, to stockholders of record on August 4, 2008.  The Company’s stock price has more than tripled since initial trading on November 1, 2007.

Following the Magnum acquisition, Patriot has approximately 38.7 million common shares outstanding.  Upon completion of the 2-for-1 split, Patriot will have approximately 77.4 million shares of common stock outstanding.

Patriot also announced the addition of three members to its Board of Directors, Robb E. Turner, John F. “Jake” Erhard and Michael P. Johnson.

Mr. Turner is co-founder and senior partner of ArcLight Capital Holdings, LLC (“ArcLight”), a private equity firm specializing in energy investments.  Mr. Turner has over 18 years of energy finance, corporate finance, and public and private equity investment experience, previously holding positions at Berenson Minella & Company, Smith Barney, Schroders, Wasserstein Perella and Kidder, Peabody & Co.  He holds a Bachelor of Science in Engineering from the U.S. Military Academy at West Point and a Master of Business Administration from Harvard Business School.

Mr. Erhard is a principal of ArcLight.  Prior to joining ArcLight, Mr. Erhard held positions with Blue Chip Venture Company and Schroders.  He has a Bachelor of Arts in Economics from Princeton University and a Juris Doctor from Harvard Law School.

Mr. Johnson recently retired as Senior Vice President and Chief Administrative Officer at The Williams Company.  Previously, he held officer-level positions at Amoco Corporation and held professional, managerial and executive positions with Martin Marietta Corporation, now Lockheed Martin.  He holds a Bachelor of Science in Business Administration from North Carolina Central University.

“Patriot will be well-served with the added expertise brought to our Board by these new directors,” said Patriot Chief Executive Officer Richard M. Whiting.  “Robb & Jake both have strong backgrounds in energy, finance and M&A.  And Michael’s experience in the human resources arena will be extremely valuable as we integrate Magnum and look to future consolidation in the coal space.  These new directors will complement Patriot’s very capable Board as we execute our core business strategies.”

About Patriot Coal

Patriot Coal Corporation (the “Company”) is the third largest producer and marketer of coal in the eastern United States, with 21 Company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin.  The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves.  The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations.  We do not undertake to update our forward-looking statements.  Factors that could affect our results include, but are not limited to: changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on coal supply agreements with Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources.  The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, 10-Q and 8-K reports.

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